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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1647 DATED 20 SEPTEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF A$20,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
    CURRENTLY TOTALING A$1,937,418,000 (A$1,386,218,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.   (i)  Issuer:                       Queensland Treasury Corporation

     (ii) Guarantor:                    The Treasurer on behalf of the Government of Queensland

2.   Benchmark line:                    2013

                                        (to be consolidated and form a single series with QTC 6%
                                        Global A$ Bonds due 14 August, 2013 , ISIN US748305BD00)

3.   Specific Currency or Currencies:   AUD ("A$")

4.   (i)  Issue price:                  101.405%

     (ii) Dealers' fees and             No fee or commission is payable in respect of the issue of
          commissions paid by Issuer:   the bond(s) described in this Pricing Supplement. Instead,
                                        QTC pays fees and commissions in accordance with the
                                        procedure described in the QTC Offshore and Onshore
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                                        Fixed Interest Distribution Group Operational Guidelines.

5.   Specified Denominations:           A$1,000

6.   (i)  Issue Date:                   25 September 2006

     (ii) Record Date.                  6 February/6 August. Security will be ex-interest on and
                                        from 7 February/7 August.

     (iii) Interest Payment Dates:      14 February/14 August

7.   Maturity Date:                     14 August 2013

8.   Interest Basis:                    6 per cent Fixed Rate

9.   Redemption/Payment Basis:          Redemption at par

10.  Change of Interest Basis or        Not Applicable
     Redemption/Payment Basis:

11.  (i) Status of the Bonds:           Senior and rank pari passu with other senior, unsecured debt obligations of QTC

     (ii) Status of the Guarantee:      Senior and ranks pari passu with all its other unsecured
                                        obligations

12.  Method of distribution:            Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)  Rate(s) of Interest:          6 percent per annum payable semi-annually in arrears

     (ii) Interest Payment Date(s):     14 February and 14 August in each year up to and including the Maturity Date

     (iii) Fixed Coupon Amount(s):      A$30 per A$1,000 in nominal amount

     (iv) Determination Date(s):        Not Applicable

     (v)  Other terms relating to the   None
          method of calculating
          interest for Fixed Rate
          Bonds:

                                  PROVISIONS RELATING TO REDEMPTION
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14.  Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified Denomination

15.  Early Redemption Amount(s)         Not Applicable
     payable on redemption for
     taxation reasons or on event of
     default and/or the method of
     calculating the same:

                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                     Permanent Global Note not exchangeable for Definitive Bonds

17.  Additional Financial Centre(s)     Not Applicable
     or other special provisions
     relating to Payment Dates:

18.  Talons for future Coupons or       No
     Receipts to be attached to
     Definitive Bonds (and dates on
     which such Talons mature):

19.  Other terms or special             Not Applicable
     conditions:

                                            DISTRIBUTION

20.  (i)  If syndicated, names and      Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:     20 September 2006 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if   Not Applicable
          any):

21.  If non-syndicated, name and        UBS  AG, Australia Branch
     address of relevant Dealer:        Level 25, Governor Phillip Tower
                                        1 Farrer Place
                                        Sydney NSW 2000

22.  Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Additional selling restrictions:   Not Applicable
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                           Bourse de Luxembourg.

(ii) Admission to trading:              Application has been made for the bonds to be admitted to
                                        trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                           The bonds to be issued have been rated:

                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rated 'AAA' by S&P has the highest credit
                                        rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is
                                        extremely strong.

                                        Obligations rated Aaa by Moody's are judged to be of the
                                        highest quality with minimal credit risk.

                                        A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating
                                        agency at any time. Each rating should be evaluated
                                        independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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     EXPENSES

(i)  Reasons for the Offer:             See "Use of Proceeds" section in the prospectus supplement.

(ii) Estimated net proceeds:            Not Applicable.

(iii) Estimated total expenses:         Not Applicable.

5.   YIELD

     Indication of yield:               5.87%

                                        Calculated as 7 basis points less than the yield on the
                                        equivalent A$ Domestic Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade Date.

                                        The yield is calculated on the Trade Date on the basis of
                                        the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                         US748305BD00

(ii) Common Code:                       014569359

(iii) CUSIP Code:                       748305BD0

(iv) Any clearing system(s) other       Not Applicable
     than Depositary Trust Company,
     Euroclear Bank S.A./N.V. and
     Clearstream Banking, societe
     anonyme and the relevant
     identification number(s):

(v)  Delivery:                          Delivery free of payment

(vi) Names and addresses of             Not Applicable
     additional Paying Agent(s) (if
     any):
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